EXHIBIT 99.1

Capitol Bancorp Center 200 Washington Square North Lansing, MI 48933 2777 East Camelback Road Suite 375 Phoenix, AZ 85016 www.capitolbancorp.com
Analyst Contact: Media Contact:	Michael M. Moran Chief of Capital Markets 877-884-5662 Stephanie Swan Director of Shareholder Services 517-372-7402

CAPITOL BANCORP REPORTS IMPROVED CORE OPERATING RESULTS

LANSING, Mich. and PHOENIX, Ariz.: March 4, 2011: Exclusive of a one-time non-cash write-off of all remaining goodwill, a net loss of $26.8 million was incurred for the fourth quarter of 2010, an improvement of more than 50 percent from the preceding quarterly period.  Several key factors contributed to significantly improved operating results:

•	The provision for loan losses decreased 68 percent from the corresponding period of 2009 and 51 percent from the third quarter of 2010.
•	Costs associated with foreclosed properties and other real estate owned decreased 80 percent from the fourth quarter of 2009 and 62 percent from the third quarter of 2010.
•	Employee compensation and benefits expense decreased 20 percent from the fourth quarter of 2009 and of 16 percent from the third quarter of 2010.

Consolidated assets declined 31 percent to $3.5 billion at December 31, 2010 from the $5.1 billion reported at December 31, 2009, as a result of bank divestitures and balance-sheet deleveraging strategies.  Total portfolio loans approximated $2.7 billion at December 31, 2010, an approximate 15 percent decline for the year.  Deposits reflected an approximate 14 percent decline to $3 billion from $3.5 billion reported at December 31, 2009; however, the Corporation’s continued focus on core funding sources resulted in an ongoing favorable improvement in deposit mix as noninterest-bearing deposits approximated 17 percent of total deposits compared to 14 percent at year-end 2009.

Capitol’s Chairman and CEO Joseph D. Reid said, “We continue to focus on risk management and enhancing balance-sheet strength, while improving liquidity.  These improvements have resulted from several regional consolidations and multiple bank divestitures over the past eighteen months.  In December 2010, we announced a comprehensive capital strategy with the operating objectives of deleveraging our consolidated balance sheet, reducing nonearning assets and strategically redeploying capital to those affiliates weakened by the economic environment.  We completed the first phase of this comprehensive strategy in January 2011 with the addition of $19.5 million in capital from the exchange of some of our trust-preferred securities for previously-unissued common stock and have taken steps to implement the next steps through an increase in the authorized shares of the capital stock of the Corporation, the potential for exchange offers for our development subsidiaries and shareholders’ authorization for a potential reverse stock split in the future.  The current challenges remain significant and the burdens represented by elevated levels of nonperforming assets continue to consume capital and managerial resources; however, we are encouraged that these efforts and others will support the Corporation as it continues to weather the storm and return to fundamental performance over time.”

“We are cautiously encouraged by both redeployment of capital resources from divestiture efforts and preliminary signs of recent positive trends in asset quality and operating performance.  Nonperforming assets, although still elevated, reflect a second consecutive quarter of decline after six consecutive quarters of adverse growth.  The decline in the fourth quarter of 2010 (when compared to the preceding quarter) approximated 1.9 percent.  Combining the aggregate quarter-end level of non-performing assets with net charge-offs for each of the past eight quarters, also reflects a second consecutive quarterly decline, measuring an approximate 7% decrease during the fourth quarter of 2010.  We remain hopeful these trendlines may be a harbinger of continued improving fundamentals.”

“Net loan charge-offs, which also continue to be elevated, reflected another quarter of active management and resolution-oriented focus, while the full-year 2010 provision for loan losses continued to exceed net charge-offs.  The allowance for loan losses approximated 5.52 percent of portfolio loans at December 31, 2010, a significant increase from the 3.57 percent level at year-end 2009 and a significant increase during these difficult times from the 4.94 percent level at September 30, 2010,” added Mr. Reid.

“Divestiture activities have resulted in the sale of 14 institutions, eliminating more than $1.2 billion of assets.  Six additional transactions are pending, with assets approximating $345 million.  Beyond the combined approximate $1.5 billion of assets involved in such divestitures, ongoing discussions continue in both the divestiture and capital-reallocation arenas to address the deterioration that has occurred in capital.  We expect to communicate additional developments as they arise, as all strategic alternatives and prospective sources of support are being actively explored,” said Mr. Reid.

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Quarterly Performance

Core operating results (in $1,000s) are summarized as follows for 2010:

	Three Months Ended
	December 31	September 30(1)	June 30	March 31

Net loss from continuing operations	$(91,826)	$(59,516)	$(50,718)	$(61,940)
Add back:
Provision for loan losses	22,420	45,885	44,600	50,100
Costs associated with foreclosed properties and other real estate owned	5,544	14,645	8,905	12,085
Goodwill impairment	64,505	--	--	--

Core operating results	$643	$1,014	$2,787	$245

(1) As restated.

The foregoing analysis illustrates that core operating results have remained positive throughout 2010.  Such results, however, underscore the need to improve operating performance through increased revenues and reduced operating costs.

In the fourth quarter of 2010, consolidated net operating revenues from continuing operations decreased modestly to approximately $32.2 million from $35.6 million for the corresponding period of 2009.  Ongoing margin pressures, consistent with a low interest-rate environment, adversely impacted by elevated levels of nonperforming assets, resulted in an 8.6 percent decline in net interest income.  The net interest margin decreased to 2.94 percent for the three months ended December 31, 2010 from 3.04 percent for 2009’s comparable period, and 3.01 percent on a linked-quarter basis.  Cash and cash equivalents were $565 million, or nearly 16 percent of consolidated total assets at December 31, 2010, reflecting continued focus on liquidity.  Other noninterest income totaled $7.3 million, compared to approximately $8.5 million in the comparable 2009 period, a modest 6.2 percent increase versus the $6.9 million reported on a linked-quarter basis.  However, core noninterest revenue components continue to decline, in part attributable to Capitol’s deleveraging efforts.

The Corporation continues to emphasize the reduction of operating expenses.  Noninterest expenses, although reflecting notable declines in “controllable” salary costs and core operating expenses, increased year-over-year to approximately $103 million in the quarter ended December 31, 2010, primarily as a result of the aforementioned $64.5 million non-cash goodwill impairment.  Excluding goodwill impairment charges, year-over-year total operating expenses declined from $74.2 million in 2009’s fourth quarter to approximately $38.5 million in 2010.  This improvement was largely driven by a significant decrease in costs associated with foreclosed properties and other real estate owned, which approximated $5.5 million in the fourth quarter of 2010, compared to $27.2 million in the corresponding 2009 period.  FDIC insurance premiums and other regulatory fees increased from $3.7 million in 2009’s fourth quarter to approximately $4.2 million in the most recent three-month period.  Combined, these two expense areas measured $9.7 million in the most recent quarter, a substantial decrease from the combined approximate $31 million level during the corresponding period of 2009 and the $18.4 million recorded linked-quarter.  More importantly, on a core, controllable-expense basis, year-over-year salary costs declined significantly from $19.9 million in the 2009 period to approximately $15.9 million in 2010’s fourth quarter and on a linked-quarter basis reflected a 16 percent contraction from the $19 million figure recorded for the three months ended September 30, 2010.

The Corporation performs its annual review for potential impairment of goodwill in the fourth quarter.  Based on its assessment of goodwill, management determined it to be impaired and, accordingly, recorded a one-time non-cash impairment charge of $64.5 million to fully write-off such goodwill as of December 31, 2010.

The fourth quarter 2010 provision for loan losses decreased to $22.4 million from $69.5 million for the corresponding period of 2009.  During the fourth quarter of 2010, net loan charge-offs totaled $27.9 million, a significant decrease from 2009’s corresponding level of $50.9 million and continued improvement when compared with the first three quarters ($40.9 million, $33.4 million, and $42.4 million, respectively) of 2010, as the Corporation continues to aggressively manage its nonperforming loans.

Adverse bank performance in the Arizona, Great Lakes and Nevada regions and the continued high level of the provision for loan losses were major reasons for the core operating net loss in the 2010 period.

As announced yesterday, Capitol’s unaudited condensed consolidated financial statements for the three months and nine months ended September 30, 2010 have been revised to reflect an additional provision for loan losses of $11.7 million resulting from Michigan Commerce Bank’s amended regulatory financial statements as of and for the period ended September 30, 2010 filed on February 22, 2011.  Michigan Commerce Bank is a significant subsidiary of Capitol.  Michigan Commerce Bank’s amendment of its regulatory financial statements as of and for the period ended September 30, 2010 to increase its allowance for loan losses and related provision for loan losses resulted from a recently-completed joint examination of the bank by the Federal Deposit Insurance Corporation and the Office of Financial and Insurance Regulation of the State of Michigan.  Such examination commenced in September 2010.  The bank’s decision to amend its interim financial statements was based on discussion with those regulatory agencies regarding expectations that certain examination findings, including a change in estimate regarding the bank’s allowance for loan losses as of September 30, 2010, would require such amendment; however, the bank has not yet received the related examination report.

Results for the Year
Net operating revenues approximated $124.6 million for the year ended December 31, 2010, a 3.5 percent decrease compared to $129.1 million in 2009.  The provision for loan losses of $156.9 million for 2010 decreased from $175.2 million in 2009, and continued to exceed net charge-offs, resulting in an approximate $17.6 million increase in the allowance for loan losses while portfolio loans decreased about $464 million.  The net loss per common share for the year ended December 31, 2010 was $11.16, versus $11.28 reported for the corresponding period in 2009.  Excluding non-cash goodwill impairment charges, the net loss per common share was $7.96 for 2010 compared to $11.08 in 2009.

Noninterest expenses expanded 19 percent to $241.8 million, due to the aforementioned goodwill impairment charge in the fourth quarter of 2010.  However, excluding non-cash goodwill impairment charges, noninterest expenses of $177.3 million in 2010 reflected an approximate 11.6 percent decrease from $200.5 million in 2009.  For 2010, costs associated with foreclosed properties and other real estate owned decreased to $40.4 million from nearly $45 million reported in 2009, while FDIC insurance premiums and other regulatory fees increased from approximately $13 million in 2009 to $15.7 million in 2010.  Reflecting Capitol’s continued conservative credit approach and significant increase in the allowance for loan losses, the provision for loans losses for the year exceeded net charge-offs, reflecting a 1.1x coverage ratio.

Balance Sheet
Divestiture efforts and ongoing balance-sheet deleveraging are focused on strengthening consolidated capital ratios, although the Corporation continues to be classified as “undercapitalized.”  As of December 31, 2010, Capitol has a $190.3 million valuation allowance related to deferred tax assets, which may be utilized upon a return to significant core profitability.

Net loan charge-offs of 4.05 percent of average loans (annualized) for the fourth quarter of 2010 represented a decrease from the 5.68 percent in the corresponding period of 2009 and the 4.89 percent on a linked-quarter basis.  The ratio of nonperforming loans to total portfolio loans was 11.90 percent at December 31, 2010 compared to 10.46 percent reported at September 30, 2010 and 7.60 percent at December 31, 2009.  The ratio of total nonperforming assets to total assets increased to 12.03 percent at December 31, 2010 from 10.62 percent reported at September 30, 2010 and 8.17 percent at December 31, 2009 as the modest declines in aggregate nonperforming assets reported in the past two quarters were outpaced by the dramatic shrinkage in the Corporation’s consolidated balance sheet.

The continuing increase in the nonperforming assets ratio is attributable to borrower stress and delinquency, coupled with limited markets for the sale of real estate, especially in the states of Arizona, Michigan and Nevada, hindering the disposition of such assets.  While recent activity reflected some encouragement in the trend of declining level of nonperforming loans in both the Arizona Region (a $13.6 million decline, linked-quarter) and Great Lakes Region (a $13.4 million decline, linked-quarter), both regions continue to reflect materially elevated levels of nonperforming assets.  However, modest declines in nonperforming loans experienced in both Arizona and the Great Lakes Region were partially offset by continued deterioration in the Nevada Region.  The coverage ratio of the allowance for loan losses in relation to nonperforming loans approximated 46.4 percent at December 31, 2010, consistent with levels reported in recent quarters and a slight decrease from the approximate 47.2 percent reported linked-quarter.  The allowance for loan losses as a percentage of portfolio loans increased materially, from 3.57 percent at year-end 2009 to 5.52 percent at December 31, 2010.  Reflecting the Corporation’s intent to maintain a conservative allowance for loan losses and balance sheet strength, the provisions for loan losses continued to exceed the heightened level of charge-off activity during 2010.

Comprehensive Capital Strategy
In December 2010, Capitol announced a comprehensive capital strategy focused on the enhancement of the Corporation’s capital levels.  Those initiatives are designed to augment Capitol’s existing strategic efforts focused on affiliate divestitures, operational cost savings, balance sheet deleveraging and liquidity.  Capitol successfully completed the first of these capital initiatives, an offer to exchange outstanding trust-preferred securities for previously-unissued shares of Capitol’s common stock.  On January 31, 2011, those exchanges resulted in an additional $19.5 million of equity for Capitol, the issuance of approximately 19.5 million previously-unissued shares of Capitol’s common stock and the elimination of approximately $2 million of annual interest expense in future periods.  By increasing its capital through that exchange and other contemplated components of its capital strategy, Capitol expects flexibility to prospectively seek market opportunities and implement longer-term operating strategies that may be pursued at the appropriate time.

Affiliate Bank Divestitures and Regional Bank Consolidations
Capitol previously announced plans to sell its controlling interests in several affiliate banks.  In December, Capitol completed the sale of its interest in its Arizona-based affiliate Southern Arizona Community Bank and, in January 2011, Capitol completed the sale of another Arizona-based affiliate, Bank of Tucson’s main office.  These transactions consisted of approximately $270 million of assets and reallocated nearly $25 million of capital for reinvestment in bank affiliates.  Capitol also announced, in late 2010 and early 2011, agreements to sell its interests in California-based Bank of Feather River, North Carolina-based Community Bank of Rowan and Oregon-based High Desert Bank.  Those transactions, in addition to three other pending transactions involving affiliates in Indiana, Nevada and Texas, reflect six divestitures awaiting regulatory approvals (and other contingencies) and represent $345 million of assets and the opportunity to reallocate nearly $18 million of capital to other banks within the Capitol Bancorp network.  The six pending divestitures are anticipated to be completed in 2011.

During 2010, regional charter consolidations were completed in California, Georgia, Indiana, Michigan, Nevada and Washington, following 2009 charter consolidations in Arizona and Michigan.  To date, the regional consolidation effort has resulted in the consolidation of 27 charters into seven geographically-concentrated banks.

Mr. Reid further stated, “These bank divestitures and regional consolidations address several key strategic initiatives of deleveraging our consolidated balance sheet and enabling the reallocation of equity capital to other affiliates still challenged by current economic conditions.”

About Capitol Bancorp Limited
Capitol Bancorp Limited (OTCQB: CBCR) is a community banking company, with a national network of separately chartered banks with operations in 14 states.  Founded in 1988, the Corporation has executive offices in Lansing, Michigan, and Phoenix, Arizona.

CAPITOL BANCORP LIMITED
SUMMARY OF SELECTED FINANCIAL DATA
(in thousands, except share and per share data)

	Three Months Ended			Year Ended
	December 31			December 31
	2010(1)	2009		2010(1)	2009

Condensed consolidated results of operations:
Interest income	$38,625	$46,712		$163,691	$197,785
Interest expense	13,803	19,546		63,582	91,112
Net interest income	24,822	27,166		100,109	106,673
Provision for loan losses	22,420	69,504		156,868	175,234
Noninterest income	7,329	8,472		24,447	22,451
Noninterest expense	102,991	76,166		241,811	203,960
Loss from continuing operations before income
taxes	(93,260)	(110,032)		(274,123)	(250,070)
Income (loss) from discontinued operations	565	2,417		12,449	(1,222)

Net loss attributable to Capitol Bancorp Limited	$(84,164)	$(75,502)		$(225,215)	$(195,169)

Net loss attributable to Capitol Bancorp Limited
per common share	$(3.95)	$(4.34)		$(11.16)	$(11.28)
Book value (deficit) per common share at end of period	(3.10)	9.19		(3.10)	9.19
Common stock closing price at end of period	$0.52	$1.96		$0.52	$1.96
Common shares outstanding at end of period	21,615,000	17,546,000		21,615,000	17,546,000
Number of common shares used to compute net loss
per share	21,305,000	17,401,000		20,186,000	17,302,000

	4th Quarter	3rd Quarter	2nd Quarter	1st Quarter	4th Quarter
	2010(1)	2010(2)	2010	2010	2009
Condensed summary of consolidated financial position:
Total assets	$3,540,214	$4,225,863	$4,748,695	$5,064,936	$5,131,940
Portfolio loans(3)	2,671,712	2,821,144	2,967,709	3,093,207	3,135,298
Deposits(3)	3,028,684	3,311,116	3,474,118	3,608,420	3,518,825
Capitol Bancorp Limited stockholders' equity	(61,854)	35,967	88,297	117,167	161,335
Total capital	$128,905	$233,509	$304,104	$342,858	$401,047

Key performance ratios:
Net interest margin	2.94%	3.01%	2.88%	3.03%	3.04%
Efficiency ratio	320.34%	135.55%	127.03%	126.75%	179.40%

Asset quality ratios:
Allowance for loan losses / portfolio loans	5.52%	4.94%	4.44%	3.90%	3.57%
Total nonperforming loans / portfolio loans	11.90%	10.46%	9.93%	8.80%	7.60%
Total nonperforming assets / total assets	12.03%	10.62%	9.86%	8.97%	8.17%
Net charge-offs (annualized) / average portfolio loans	4.05%	4.89%	3.64%	4.25%	5.68%
Allowance for loan losses / nonperforming loans	46.38%	47.18%	44.67%	44.31%	47.04%

Capital ratios:
Capitol Bancorp Limited stockholders' equity / total assets	(1.75)%	0.85%	1.86%	2.31%	3.14%
Total equity / total assets	(1.09)%	1.56%	2.88%	3.46%	4.55%

(1) Preliminary, as of March 4, 2011, subject to adjustment and year-end audit.
(2) Restated to reflect additional provision for loan losses of $11.7 million resulting from Michigan Commerce Bank's amended regulatory financial report as of and for the period ended September 30, 2010 filed in February 2011.
Michigan Commerce Bank is a significant subsidiary of Capitol Bancorp Ltd.
(3) Excludes amounts related to operations discontinued in 2010 for dates prior to December 31, 2010.

Forward-Looking Statements
This press release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.
Forward-looking statements include expressions such as "expect," "intend," "believe," "estimate," "may," "will," "anticipate" and "should"
and similar expressions also identify forward-looking statements which are not necessarily statements of belief as to the expected outcomes of future events. Actual results could materially differ from those presented due to a variety of internal and external factors. Actual results could materially differ from those contained in, or implied by, such statements. Capitol Bancorp Limited undertakes no obligation to release revisions to these forward-looking statements or reflect events or circumstances after the date of this release.

Supplemental analyses follow providing additional detail regarding Capitol's consolidated results of operations, financial position, asset quality and other supplemental data.

CAPITOL BANCORP LIMITED
Condensed Consolidated Statements of Operations (Unaudited)
(in thousands, except per share data)

	Three Months Ended December 31		Year Ended December 31
	2010(1)	2009	2010(1)	2009
INTEREST INCOME:
Portfolio loans (including fees)	$37,853	$45,544	$160,645	$194,951
Loans held for sale	78	106	266	618
Taxable investment securities	126	234	553	488
Federal funds sold	2	4	10	43
Other	566	824	2,217	1,685
Total interest income	38,625	46,712	163,691	197,785

INTEREST EXPENSE:
Deposits	9,931	15,266	47,269	70,363
Debt obligations and other	3,872	4,280	16,313	20,749
Total interest expense	13,803	19,546	63,582	91,112

Net interest income	24,822	27,166	100,109	106,673

PROVISION FOR LOAN LOSSES	22,420	69,504	156,868	175,234
Net interest income (deficiency) after
provision for loan losses	2,402	(42,338)	(56,759)	(68,561)

NONINTEREST INCOME:
Service charges on deposit accounts	935	1,098	3,848	4,694
Trust and wealth-management revenue	918	1,146	4,200	4,957
Fees from origination of non-portfolio residential
mortgage loans	605	491	1,921	2,846
Gain on sale of government-guaranteed loans	563	568	1,479	1,211
Gain on debt extinguishment	--	--	1,255	--
Realized gain (loss) on sale of investment securities
available for sale	(361)	(35)	(351)	7
Other	4,669	5,204	12,095	8,736
Total noninterest income	7,329	8,472	24,447	22,451

NONINTEREST EXPENSE:
Salaries and employee benefits	15,895	19,873	69,920	84,729
Occupancy	3,888	3,906	15,403	15,422
Equipment rent, depreciation and maintenance	2,350	9,251	9,957	17,713
Costs associated with foreclosed properties and other
real estate owned	5,544	27,234	40,400	44,965
FDIC insurance premiums and other regulatory fees	4,172	3,739	15,732	12,973
Goodwill impairment	64,505	1,931	64,505	3,431
Other	6,637	10,232	25,894	24,727
Total noninterest expense	102,991	76,166	241,811	203,960

Loss before income taxes	(93,260)	(110,032)	(274,123)	(250,070)

Income taxes (benefit)	(1,434)	(22,057)	(7,310)	13,248

Loss from continuing operations	(91,826)	(87,975)	(266,813)	(263,318)

Discontinued operations:
Income (loss) from operations of bank subsidiaries sold	753	(994)	6,035	2,761
Gain on sale of bank subsidiaries	2,405	--	15,784	1,187
Income taxes expense (benefit)	2,593	(3,411)	9,370	5,170
Income (loss) from discontinued operations	565	2,417	12,449	(1,222)

NET LOSS	(91,261)	(85,558)	(254,364)	(264,540)

Net losses attributable to noncontrolling interests in
consolidated subsidiaries	7,097	10,056	29,149	69,371

NET LOSS ATTRIBUTABLE TO CAPITOL BANCORP
LIMITED	$(84,164)	$(75,502)	$(225,215)	$(195,169)

NET LOSS PER COMMON SHARE ATTRIBUTABLE TO
CAPITOL BANCORP LIMITED	$(3.95)	$(4.34)	$(11.16)	$(11.28)

(1) Preliminary, as of March 4, 2011, subject to adjustment and year-end audit.

CAPITOL BANCORP LIMITED
Condensed Consolidated Balance Sheets
(in thousands, except share and per-share data)

	December 31
	(Unaudited)
	2010(1)	2009
ASSETS

Cash and due from banks	$58,347	$56,231
Money market and interest-bearing deposits	506,413	608,727
Federal funds sold	418	4,861
Cash and cash equivalents	565,178	669,819
Loans held for sale	7,041	10,966
Investment securities:
Available for sale, carried at fair value	24,139	35,765
Held for long-term investment, carried at
amortized cost which approximates fair value	2,893	5,790
Total investment securities	27,032	41,555
Federal Home Loan Bank and Federal Reserve
Bank stock (carried on the basis of cost)	18,167	18,628
Portfolio loans:
Loans secured by real estate:
Commercial	1,411,551	1,560,866
Residential (including multi-family)	570,252	623,368
Construction, land development and other land	257,751	383,071
Total loans secured by real estate	2,239,554	2,567,305
Commercial and other business-purpose loans	390,183	511,102
Consumer	26,824	32,599
Other	15,151	24,292
Total portfolio loans	2,671,712	3,135,298
Less allowance for loan losses	(147,421)	(129,795)
Net portfolio loans	2,524,291	3,005,503
Premises and equipment	38,393	42,219
Accrued interest income	9,246	12,239
Goodwill	--	65,210
Other real estate owned	107,874	107,013
Recoverable income taxes	--	43,763
Other assets	20,110	31,922
Assets of discontinued operations	222,882	1,083,103

TOTAL ASSETS	$3,540,214	$5,131,940

LIABILITIES AND EQUITY

LIABILITIES:
Deposits:
Noninterest-bearing	$516,873	$491,763
Interest-bearing	2,511,811	3,027,063
Total deposits	3,028,684	3,518,826
Debt obligations:
Notes payable and short-term borrowings	123,377	197,653
Subordinated debentures	167,586	167,441
Total debt obligations	290,963	365,094
Accrued interest on deposits and other liabilities	50,420	42,099
Liabilities of discontinued operations	208,828	972,315
Total liabilities	3,578,895	4,898,334

EQUITY:
Capitol Bancorp Limited stockholders' equity:
Preferred stock (Series A), 700,000 shares authorized
($100 liquidation preference per share); 50,980 shares
issued and outstanding in 2010 (none in 2009)	5,098	--
Preferred stock (for potential future issuance),
19,300,000 shares authorized; none issued and outstanding	--	--
Common stock, no par value, 50,000,000 shares authorized;
issued and outstanding: 2010 - 21,614,856 shares
2009 - 17,545,631 shares	287,190	277,707
Retained-earnings deficit	(353,757)	(115,751)
Undistributed common stock held by employee-benefit trust	(541)	(558)
Fair value adjustment (net of tax effect) for investment securities
available for sale (accumulated other comprehensive income)	156	(63)
Total Capitol Bancorp Limited stockholders' equity (deficit)	(61,854)	161,335
Noncontrolling interests in consolidated subsidiaries	23,173	72,271
Total equity (deficit)	(38,681)	233,606

TOTAL LIABILITIES AND EQUITY	$3,540,214	$5,131,940

(1) Preliminary, as of March 4, 2011, subject to adjustment and year-end audit.

CAPITOL BANCORP LIMITED
Allowance for Loan Losses Activity

ALLOWANCE FOR LOAN LOSSES ACTIVITY (in thousands):

	Periods Ended December 31
	Three Month Period		Year Ended
	2010(1)	2009(2)	2010(1)	2009(2)

Allowance for loan losses at beginning of period	$152,940	$111,209	$129,795	$77,328

Allowance for loan losses of previously-deconsolidated bank subsidiary			1,769

Loans charged-off:
Loans secured by real estate:
Commercial	(4,027)	(17,839)	(51,644)	(29,194)
Residential (including multi-family)	(10,591)	(13,335)	(38,325)	(33,076)
Construction, land development and other land	(9,046)	(10,405)	(35,764)	(33,112)
Total loans secured by real estate	(23,664)	(41,579)	(125,733)	(95,382)
Commercial and other business-purpose loans	(8,474)	(9,941)	(28,357)	(29,005)
Consumer	(695)	(314)	(1,961)	(1,277)
Other	--	--	--	(34)
Total charge-offs	(32,833)	(51,834)	(156,051)	(125,698)
Recoveries:
Loans secured by real estate:
Commercial	1,631	255	3,126	406
Residential (including multi-family)	1,968	91	3,634	343
Construction, land development and other land	429	403	5,230	909
Total loans secured by real estate	4,028	749	11,990	1,658
Commercial and other business-purpose loans	710	150	2,800	1,140
Consumer	156	17	250	133
Total recoveries	4,894	916	15,040	2,931
Net charge-offs	(27,939)	(50,918)	(141,011)	(122,767)
Additions to allowance charged to expense (provision for loan losses)	22,420	69,504	156,868	175,234

Allowance for loan losses at end of period	$147,421	$129,795	$147,421	$129,795

Average total portfolio loans for the period	$2,759,110	$3,271,257	$2,940,894	$3,544,759

Ratio of net charge-offs (annualized) to average portfolio loans outstanding	4.05%	6.23%	4.79%	3.46%

(1)	Preliminary, as of March 4, 2011, subject to adjustment and year-end audit.
(2)	Excludes amounts related to operations discontinued in 2010.

CAPITOL BANCORP LIMITED
Asset Quality Data

ASSET QUALITY (in thousands):

	December 31 2010(1)	September 30 2010(2)	June 30 2010(2)	March 31 2010(2)
Nonaccrual loans:
Loans secured by real estate:
Commercial	$154,504	$158,949	$160,364	$149,163
Residential (including multi-family)	60,840	64,922	56,388	62,648
Construction, land development and other land	62,177	72,103	86,626	77,085
Total loans secured by real estate	277,521	295,974	303,378	288,896
Commercial and other business-purpose loans	30,746	28,293	30,196	27,083
Consumer	211	573	1,371	400
Total nonaccrual loans	308,478	324,840	334,945	316,379

Past due (>90 days) loans and accruing interest:
Loans secured by real estate:
Commercial	2,875	2,523	5,544	5,796
Residential (including multi-family)	1,784	855	2,508	768
Construction, land development and other land	2,380	18	2,113	3,035
Total loans secured by real estate	7,039	3,396	10,165	9,599
Commercial and other business-purpose loans	2,073	387	1,344	2,101
Consumer	279	38	32	12
Total past due loans	9,391	3,821	11,541	11,712

Total nonperforming loans	$317,869	$328,661	$346,486	$328,091

Real estate owned and other repossessed assets	107,874	105,311	105,855	106,961

Total nonperforming assets	$425,743	$433,972	$452,341	$435,052

(1)	Preliminary, as of March 4, 2011, subject to adjustment and year-end audit.
(2)	Excludes amounts related to operations discontinued in 2010.

CAPITOL BANCORP LIMITED
Selected Supplemental Data

EPS COMPUTATION COMPONENTS (in thousands):

	Periods Ended December 31
	Three Month Period		Year Ended
	2010(1)	2009	2010(1)	2009

Numerator—net loss attributable to Capitol Bancorp Limited for the period	$(84,164)	$(75,502)	$(225,215)	$(195,169)

Denominator:
Weighted average number of common shares outstanding, excluding unvested restricted shares of common stock (denominator for basic and diluted earnings per share)	21,305	17,401	20,186	17,302

Number of antidilutive stock options excluded from diluted net loss per share computation	1,746	2,504	1,746	2,504

Number of antidilutive unvested restricted shares excluded from basic and diluted net loss per share computation	310	145	310	145

Number of antidilutive warrants excluded from diluted net loss per share computation	76	76	76	76

AVERAGE BALANCES (in thousands):

	Periods Ended December 31
	Three Month Period		Year Ended
	2010(1)	2009	2010(1)	2009

Portfolio loans	$2,759,110	$3,271,257	$2,940,894	$3,544,759
Earning assets	3,376,021	3,998,994	3,633,572	4,175,890
Total assets	3,873,673	5,335,720	4,580,606	5,607,375
Deposits	3,180,157	3,641,803	3,398,159	3,708,510
Capitol Bancorp Limited stockholders' equity	7,142	225,033	84,786	299,551

(1)	Preliminary, as of March 4, 2011, subject to adjustment and year-end audit.

Capitol Bancorp’s National Network of Community Banks

Arizona Region:
Central Arizona Bank	Casa Grande, Arizona
Sunrise Bank of Albuquerque	Albuquerque, New Mexico
Sunrise Bank of Arizona	Phoenix, Arizona

California Region:
Bank of Feather River	Yuba City, California
Sunrise Bank	San Diego, California

Colorado Region:
Mountain View Bank of Commerce	Westminster, Colorado

Great Lakes Region:
Bank of Maumee	Maumee, Ohio
Bank of Michigan	Farmington Hills, Michigan
Capitol National Bank	Lansing, Michigan
Evansville Commerce Bank	Evansville, Indiana
Indiana Community Bank	Goshen, Indiana
Michigan Commerce Bank	Ann Arbor, Michigan

Midwest Region:
Summit Bank of Kansas City	Lee’s Summit, Missouri

Nevada Region:
1st Commerce Bank	North Las Vegas, Nevada
Bank of Las Vegas	Las Vegas, Nevada

Northwest Region:
Bank of the Northwest	Bellevue, Washington
High Desert Bank	Bend, Oregon

Southeast Region:
Community Bank of Rowan	Salisbury, North Carolina
First Carolina State Bank	Rocky Mount, North Carolina
Pisgah Community Bank	Asheville, North Carolina
Sunrise Bank	Valdosta, Georgia

Texas Region:
Bank of Fort Bend	Sugar Land, Texas
Bank of Las Colinas	Irving, Texas